Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Corgi International Limited of our report dated April 18, 2007, related to our audit of the consolidated balance sheet of Master Replicas Inc. as of March 31, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the three month period ended March 31, 2006 which report appears in Form 6-K of Corgi International Limited dated April 19, 2007.

/s/ Eisner LLP
Eisner LLP
New York, New York

June 11, 2007